Exhibit 99.1
NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin
Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com
FEI Reports Results for the Second Quarter of 2013
Record Bookings of $237.7 million
Revenue of $222.5 million, Gross Margin of 48.0%, EPS of $0.72
HILLSBORO, Ore., August 1, 2013 - For the second quarter ended June 30, 2013, FEI Company (NASDAQ: FEIC) reported bookings that were the highest for any quarter in the company's history as well as improved gross margins and strong cash flow from operations.
Revenue of $222.5 million was a record for a second quarter and was up slightly compared to $221.5 million in the second quarter of 2012 and from $221.2 million in the first quarter of 2013. Diluted earnings per share were $0.72, compared with $0.74 in the second quarter of 2012 and $0.65 in the first quarter of 2013. Net income for the quarter was $30.0 million, compared with $30.3 million in the second quarter of 2012 and $26.8 million in the first quarter of 2013.
The gross margin in the second quarter was 48.0%, compared with 47.2% in the second quarter of 2012 and 46.4% the first quarter of 2013.
Net bookings in the second quarter were $237.7 million, the highest in any quarter in the company's history. That compares with net bookings of $210.1 million in the second quarter of 2012 and $230.7 million in the first quarter of 2013. Gross bookings were $236.4 million before a $1.3 million positive revaluation of the backlog for changes in foreign exchange rates. The book-to-bill ratio in the quarter was 1.07-to-1 and the backlog at the end of the quarter was $449.5 million, an increase of $24.7 million since the beginning of 2013.
“Bookings set an all-time record as we added $15.2 million to our backlog in the quarter,” commented Don Kania, president and CEO. “Revenue was at the low end of guidance, and earnings were ahead of expectations, driven by strong gross margins. Gross margins of 48% keep us on track toward our mid-2015 goal of 50%. Science Group revenue was up 14% from last year's second quarter, paced by continued strong demand outside the U.S and the acquisition of Visualization Sciences Group, completed in August last year. Industry Group revenue declined 12% from last year's second quarter but increased sequentially for the second quarter in a row, as we expected. Operating cash flow was very strong, as we benefit from our focus in this area.
“Third quarter revenue will be affected by normal seasonal factors, the timing of customer demand for shipments and our significant product introductions. We expect to exit the year with a strong fourth quarter.”
Total cash, investments and restricted cash at the end of the quarter were $464.3 million, an increase of $22.7 million from the end of the first quarter. Capital spending in the quarter was $37.5 million, including the previously-disclosed purchase of the company's facilities in Eindhoven, the Netherlands for $33.5 million. Cash flow provided by operating activities was positive $56.7 million, the second highest total for any quarter in the company's history.
Outlook
For the third quarter of 2013, revenue is expected to be in the range of $215 million to $225 million, and bookings are expected to be at least $230 million. GAAP earnings per share are expected to be in the range of $0.60 to $0.70. The effective tax rate for the third quarter is expected to be approximately 18%.

Investor Conference Call -- 2:00 p.m. Pacific time, Thursday, August 1, 2013
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-877-941-0843 (U.S., toll-free) or +1-480-629-9770 (international and toll), with the conference title: FEI Second Quarter Earnings Call, Conference ID 4628658. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4628658#. The call can also be accessed via the web by going to FEI's Investor Relations page at http://investor.fei.com/events.cfm., where the webcast will also be archived.
Safe Harbor Statement
This news release contains forward-looking statements that include statements regarding potential continued improvement in certain markets, as well as our guidance for revenue, earnings per share and bookings for the third quarter of 2013 and our revenue and general outlook for the fourth quarter of 2013. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “guiding”, “toward”, “plan”, “expect”, “expects”, “are expected”, “is expected”, “will”, “projecting”, “look forward” and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Science and Industry market segments; lower than expected customer orders for recently-introduced new products; potential disruption in manufacturing or unexpected additional costs due to the transition from older to newer products; potential reduced governmental spending due to budget constraints and uncertainty around global sovereign debt, which could affect the Science market segment; potential disruption in the company's operations due to organization changes; risks associated with building and shipping a high percentage of the company's quarterly revenue in the last month of the quarter; risks associated with a high percentage of the company's revenue coming from “turns” business, when the order for a product is placed by the customer in the same quarter as the planned shipment; cyclical changes in the data storage and semiconductor industries, which are the major components of Industry market segment revenue; limitations in our manufacturing capacity for certain products; problems in obtaining necessary product components in sufficient volumes on a timely basis from our supply chain; the relative mix of higher-margin and lower-margin products; fluctuations in foreign exchange rates, which can affect margins or the competitive pricing of our products; additional costs related to future merger and acquisition activity; failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate acquisitions successfully; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; potential customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company's products and technology, including new products, to find acceptance with customers; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; bankruptcy or insolvency of customers or suppliers; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; and additional selling, general and administrative or research and development expenses. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.
About FEI
FEI Company (Nasdaq: FEIC) is a leading supplier of scientific instruments for nanoscale applications and solutions in industry and science. With more than 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). Headquartered in Hillsboro, Ore., USA, FEI has over 2,500 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2013	March 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$304,070	$271,675	$266,302
Short-term investments in marketable securities	93,868	97,590	79,532
Short-term restricted cash	13,697	14,257	14,522
Receivables, net	197,051	215,833	211,160
Inventories, net	187,032	185,254	192,540
Deferred tax assets	11,610	11,760	12,245
Other current assets	31,021	31,004	29,332
Total current assets	838,349	827,373	805,633
Non-current investments in marketable securities	18,422	28,190	29,179
Long-term restricted cash	34,238	29,936	27,425
Non-current inventories	63,185	63,564	65,116
Property plant and equipment, net	140,002	103,743	109,872
Intangible assets, net	48,136	48,806	51,499
Goodwill	129,122	128,172	131,320
Deferred tax assets	1,695	829	5,092
Other assets, net	8,668	8,891	9,087
TOTAL	$1,281,817	$1,239,504	$1,234,223
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$58,707	$55,390	$54,847
Accrued liabilities	52,248	50,275	59,273
Deferred revenue	81,959	83,699	74,736
Income taxes payable	1,131	1,952	1,343
Accrued restructuring, reorganization and relocation	1,054	2,796	2,692
Convertible debt	—	89,010	89,010
Other current liabilities	28,745	36,527	36,902
Total current liabilities	223,844	319,649	318,803
Other liabilities	74,696	67,107	75,517
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 41,755, 38,567 and 38,478 shares issued and outstanding at June 30, 2013, March 31, 2013 and December 31, 2012	622,257	523,387	516,907
Retained earnings	333,120	308,130	284,440
Accumulated other comprehensive income	27,900	21,231	38,556
Total shareholders’ equity	983,277	852,748	839,903
TOTAL	$1,281,817	$1,239,504	$1,234,223

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	June 30, 2013	March 31, 2013	July 1, 2012	June 30, 2013	July 1, 2012
NET SALES:
Products	$170,337	$169,495	$172,644	$339,832	$341,988
Service	52,141	51,694	48,808	103,835	97,019
Total net sales	222,478	221,189	221,452	443,667	439,007
COST OF SALES:
Products	82,680	85,183	85,993	167,863	173,331
Service	32,901	33,455	31,030	66,356	63,136
Total cost of sales	115,581	118,638	117,023	234,219	236,467
Gross margin	106,897	102,551	104,429	209,448	202,540
OPERATING EXPENSES:
Research and development	25,413	24,809	23,306	50,222	46,028
Selling, general and administrative	42,639	43,524	42,045	86,163	83,368
Restructuring, reorganization and relocation	395	695	—	1,090	—
Total operating expenses	68,447	69,028	65,351	137,475	129,396
OPERATING INCOME	38,450	33,523	39,078	71,973	73,144
OTHER INCOME (EXPENSE), NET	(1,452)	(1,505)	(1,255)	(2,957)	(3,318)
INCOME BEFORE TAXES	36,998	32,018	37,823	69,016	69,826
INCOME TAX EXPENSE (BENEFIT)	7,005	5,217	7,530	12,222	13,866
NET INCOME	$29,993	$26,801	$30,293	$56,794	$55,960
BASIC NET INCOME PER SHARE DATA	$0.76	$0.70	$0.80	$1.46	$1.48
DILUTED NET INCOME PER SHARE DATA	0.72	0.65	0.74	1.36	1.37
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	39,496	38,522	37,993	39,012	37,939
Diluted	42,281	42,136	41,614	42,227	41,579

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)			Twenty-Six Weeks Ended (1)
	June 30, 2013	March 31, 2013	July 1, 2012	June 30, 2013	July 1, 2012
NET SALES:
Products	76.6%	76.6%	78.0%	76.6%	77.9%
Service	23.4	23.4	22.0	23.4	22.1
Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%
COST OF SALES:
Products	37.2%	38.5%	38.8%	37.8%	39.5%
Service	14.8	15.1	14.0	15.0	14.4
Total cost of sales	52.0%	53.6%	52.8%	52.8%	53.9%
GROSS MARGIN:
Products	51.5%	49.7%	50.2%	50.6%	49.3%
Service	36.9	35.3	36.4	36.1	34.9
Gross margin	48.0	46.4	47.2	47.2	46.1
OPERATING EXPENSES:
Research and development	11.4%	11.2%	10.5%	11.3%	10.5%
Selling, general and administrative	19.2	19.7	19.0	19.4	19.0
Restructuring, reorganization and relocation	0.2	0.3	—	0.2	—
Total operating expenses	30.8%	31.2%	29.5%	31.0%	29.5%
OPERATING INCOME	17.3%	15.2%	17.6%	16.2%	16.7%
OTHER INCOME (EXPENSE), NET	(0.7)%	(0.7)%	(0.6)%	(0.7)%	(0.8)%
INCOME BEFORE TAXES	16.6%	14.5%	17.1%	15.6%	15.9%
INCOME TAX EXPENSE (BENEFIT)	3.1%	2.4%	3.4%	2.8%	3.2%
NET INCOME	13.5%	12.1%	13.7%	12.8%	12.7%

(1)	Percentages may not add due to rounding.

FEI Company and Subsidiaries
Supplemental Data Table
(Dollars in millions, except per share amounts)
(Unaudited)

	Q2 Ended June 30, 2013	Q1 Ended March 31, 2013	Q2 Ended July 1, 2012	Twenty-Six Weeks Ended June 30, 2013	Twenty-Six Weeks Ended July 1, 2012
Income Statement Highlights
Consolidated sales	$222.5	$221.2	$221.5	$443.7	$439.0
Gross margin	48.0%	46.4%	47.2%	47.2%	46.1%
Stock compensation expense	$4.3	$4.4	$3.1	$8.7	$6.7
Net income	$30.0	$26.8	$30.3	$56.8	$56.0
Diluted net income per share	$0.72	$0.65	$0.74	$1.36	$1.37
Interest expense add back included in the calculation of diluted EPS	$0.3	$0.5	$0.5	$0.8	$0.9
Sales Highlights
Sales by Market Segment
Industry	$103.7	$99.1	$117.4	$202.8	$229.0
Science	118.8	122.1	104.1	240.9	210.0
Sales by Geography
USA & Canada	$61.5	$68.7	$75.4	$130.2	$144.5
Europe	70.5	65.7	47.0	136.2	110.0
Asia-Pacific and Rest of World	90.5	86.8	99.1	177.3	184.5
Gross Margin by Market Segment
Industry	51.9%	51.0%	51.1%	51.4%	50.9%
Science	44.7	42.6	42.8	43.6	41.0
Bookings and Backlog
Bookings - Total	$237.7	$230.7	$210.1	$468.4	$431.9
Book-to-bill Ratio	1.07	1.04	0.95	1.06	0.98
Backlog - Total	$449.5	$434.2	$423.6	$449.5	$423.6
Backlog - Service	120.5	102.0	95.8	120.5	95.8
Bookings by Market Segment
Industry	$106.9	$104.5	$85.3	$211.4	$210.4
Science	130.8	126.2	124.8	257.0	221.5
Bookings by Geography
USA & Canada	$79.2	$55.5	$76.5	$134.7	$139.7
Europe	59.1	64.0	48.3	123.1	103.0
Asia-Pacific and Rest of World	99.4	111.2	85.3	210.6	189.2
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$464.3	$441.6	$419.8	$464.3	$419.8
Operating cash generated (used)	$56.7	$34.8	$41.3	$91.5	$9.1
Accounts receivable	$197.1	$215.8	$212.3	$197.1	$212.3
Days sales outstanding (DSO)	81	89	87	81	87
Inventory turnover	1.9	1.9	1.8	1.9	1.8
Fixed asset investment	$37.5	$5.0	$5.4	$42.6	$11.6
Depreciation expense	$5.6	$5.8	$5.3	$11.5	$10.5
Working capital	$614.5	$507.7	$483.1	$614.5	$483.1
Headcount (permanent and temporary)	2,568	2,576	2,312	2,568	2,312
Euro average rate	1.302	1.322	1.289	1.312	1.302
Euro ending rate	1.308	1.282	1.264	1.308	1.264
Yen average rate	98.761	91.775	80.083	95.268	79.505
Yen ending rate	99.025	94.160	79.425	99.025	79.425